(m)(2)(ii)

January 1, 2009

ING Mutual Funds

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	Waiver of Fee Payable under Amended and Restated Service and Distribution

Plan for the Class A Shares

Ladies and Gentlemen:

By this letter dated January 1, 2009, we have agreed to waive the service and distribution fee payable to us under the Amended and Restated Service and Distribution Plan for Class A Shares of ING Emerging Countries Fund, a series of ING Mutual Funds, in an amount equal to 0.10% of the average daily net assets attributable to Class A Shares of the Fund, for the period from January 1, 2008 through and including December 31, 2009. As waived, the effective service and distribution fee rate for this Fund is 0.25%.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:	/s/ Todd Modic
Title:	Senior Vice President

Agreed and Accepted:
ING Mutual Funds
(on behalf of ING Emerging Countries Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC